CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-43563, 333-47019 and 333-102140 on Forms S-8 of Baxter International Inc. of our report dated June 22, 2011, appearing in this Annual Report on Form 11-K of Baxter International Inc. and Subsidiaries Incentive Investment Plan for the year ended December 31, 2010.
/s/ Crowe Horwath LLP
Crowe Horwath
Oak Brook, Illinois
June 22, 2011